Exhibit 10.2.(8)(f)
THIRD AMENDMENT TO
BELO
2004 EXECUTIVE COMPENSATION PLAN
     Belo Corp., pursuant to authorization of the Compensation Committee of the Board of Directors, adopts the following amendments to the Belo 2004 Executive Compensation Plan (the “Plan”).
     1. Section 3(d) of the Plan is amended in its entirety to read as follows:
     (d) Change in Control means the occurrence of any of the following:
     (i) individuals who, as of July 24, 2008, were members of the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after July 24, 2008, whose election, or nomination for election, by Belo’s shareholders was approved by a vote of at least a majority of the Incumbent Directors will be considered as though such individual were an Incumbent Director, other than any such individual whose assumption of office after July 24, 2008, occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) (each, a “Person”), other than the Board;
     (ii) the consummation of (A) a merger, consolidation or similar form of corporate transaction involving Belo (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) a sale or other disposition of all or substantially all the assets of Belo (a “Sale”), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (or a successor rule thereto)) of shares of Belo’s common stock or other securities eligible to vote for the election of the Board outstanding immediately prior to the consummation of such Reorganization or Sale (such securities, the “Company Voting Securities”) beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns Belo or all or substantially all of Belo’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than Belo or a Subsidiary), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Entity or any corporation or other entity controlled by the Continuing

Entity) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the Continuing Entity and (3) at least a majority of the members of the board of directors or other governing body of the Continuing Entity were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;
     (iii) the shareholders of Belo approve a plan of complete liquidation or dissolution of Belo; or
     (iv) any Person, corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of securities of Belo representing 30% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from Belo, (B) any acquisition by Belo or any Subsidiary, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Belo or any Subsidiary, (D) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or (E) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of Section 3(d)(ii).
     For purposes of applying the provisions of Section 3(d)(ii)(B)(2) and Section 3(d)(iv) at any time on or after July 24, 2008, neither Robert W. Decherd nor any Person holding voting securities of the Continuing Entity or Company Voting Securities, as applicable, over which Robert W. Decherd has sole or shared voting power will be considered to be the beneficial owner of 30% or more of such voting securities or Company Voting Securities.
     2. The third sentence of Section 3(o) of the Plan is amended in its entirety to read as follows:
The achievement of the Management Objectives established by the Committee for any Performance Period will be determined without regard to the effect on such Management Objectives of any acquisition or disposition by Belo of a trade or business, or of substantially all of the assets of a trade or business, during the Performance Period and without regard to any change in accounting standards by the Financial Accounting Standards Board or any successor entity and without regard to changes in applicable tax laws.
     3. The second paragraph of Section 3(o) of the Plan is amended by changing the phrase “performance relative to peer company performance in,” to “performance relative to performance standards set by the Compensation Committee relating to or peer company performance in,”.

     4. The second sentence of Section 11(d) of the Plan is amended in its entirety to read as follows:
The Executive Compensation Bonus will be paid not later than 60 days after the closing of the Change in Control.
     5. The foregoing amendments will be effective as of the date this Third Amendment to the Plan is executed and will apply to awards granted under the Plan prior to such date; provided, however, that the amendments described in Items 2 and 3 above will not apply to Performance Periods beginning prior to such effective date with respect to awards previously granted to “covered employees” (within the meaning of the Plan).
     Executed at Dallas, Texas, this 24th day of July, 2008.

BELO CORP.
By	/s/ Marian Spitzberg
Marian Spitzberg,
Senior Vice President/Human Resources

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